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Exhibit 21.1

3D Systems Corporation
List of Subsidiaries at December 31, 2003

        The following table sets forth the name and state or other jurisdiction of incorporation of the Company's subsidiaries. Except as otherwise indicated, each subsidiary is owned, directly or indirectly, by the Company.

Name	Jurisdiction of Incorporation
3D Canada Company	Canada
3D Holdings, LLC	Delaware
RPC, Ltd.	Switzerland
3D Systems, Inc.	California
3D Systems Europe Ltd.	United Kingdom
3D Systems GmbH	Germany
3D Systems France SARL	France
3D Systems Italia S.r.l.	Italy
3D Capital Corporation	California
3D Systems International, Inc.	Barbados
3D Systems Asia Pacific, Ltd.	California
OptoForm Sarl	France
3D Europe an Holdings Ltd.	United Kingdom
3D Systems Spain S.A.	Spain
OptoForm LLC*	Delaware
3D Systems Japan K.K.	Japan

*
The Company directly or indirectly owns 60% of the outstanding interests.

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3D Systems Corporation List of Subsidiaries at December 31, 2003